Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers

Vice President, Finance

(513) 874-8741

PIERRE FOODS, INC. REPORTS RESULTS FOR SECOND QUARTER AND YEAR-TO-DATE PERIODS ENDED SEPTEMBER 3, 2005

Cincinnati, Ohio, October 14, 2005 ... Pierre Foods, Inc. (the “Company” or “Pierre”), a leading manufacturer and marketer of high-quality, differentiated processed food solutions, today reported for its second quarter ended September 3, 2005 (“Second Quarter Fiscal 2006”), net revenues of $99.2 million versus $99.0 million for its second quarter ended September 4, 2004 (“Second Quarter Fiscal 2005”), an increase of 0.2%.  For the year-to-date period ended September 3, 2005 (“YTD Fiscal 2006”), net revenues were $206.9 million versus $191.0 million for the year-to-date period ended September 4, 2004 (“YTD Fiscal 2005”), an increase of 8.3%.  The reduction in revenue growth year over year and in Second Quarter Fiscal 2006 relative to the growth experienced in First Quarter Fiscal 2006 was primarily a result of decreased sales to two large National Accounts customers partially offset by strong growth in the Company’s other end-market segments.  Sales for these National Accounts Customers continue to be negatively impacted by higher gasoline prices and the related effect on consumers’ discretionary spending.

On a pro forma basis, earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $9.2 million for the Second Quarter Fiscal 2006 from $3.4 million for the same period last year, a 170.6% increase. On a pro forma basis, EBITDA increased to $21.6 million for YTD Fiscal 2006 from $11.3 million for YTD Fiscal 2005, a 91.2% increase.  The Company’s Second Quarter Fiscal 2005 and YTD Fiscal 2005 pro forma results give effect to the acquisition of the Company on June 30, 2004 by an affiliate of Madison Dearborn Partners, LLC (the “Acquisition”) and the related financing transactions as if they had occurred on March 7, 2004 (the first day of Fiscal 2005).

The Company reported a net loss of $1.6 million during the Second Quarter Fiscal 2006 compared with a net loss of $9.9 million during Second Quarter Fiscal 2005.  The decrease in Second Quarter Fiscal 2006 net loss versus Second Quarter Fiscal 2005 was primarily due to (i) a decrease in interest expense totaling $5.3 million relating to fees and write-offs incurred as a result of the repayment of existing debt in the Second Quarter Fiscal 2005 in connection with the Acquisition; (ii) sales volume growth, higher margin product sales and price increases taken during the prior year, offset by increases in raw material protein prices; (iii) a decrease of $1.7 million due to non-recurring transaction fees and expenses incurred in the Second Quarter Fiscal 2005 as a result of the Acquisition; (iv) the impact of a purchase accounting adjustment to inventory in Second Quarter Fiscal 2005 of $1.5 million as a result of the Acquisition; (v) start-up costs of $1.8 million incurred in Second Quarter Fiscal 2005 associated with a National Accounts customer that were not incurred during Second Quarter Fiscal 2006 and (vi) a decrease of $1.0 million related to the previous shareholder’s expenses as a result of the Acquisition.  These favorable expense variances in Second Quarter Fiscal 2006 versus Second Quarter Fiscal 2005 were offset by (i) a decrease in income tax benefit of $2.6 million; (ii) an increase in amortization expense of $1.3 million related to the allocation of the Acquisition purchase price to other intangible assets and (iii) an increase in distribution expenses of $0.9 million.

The Company reported a net loss of $2.2 million for YTD Fiscal 2006, compared with net loss of $10.0 million for YTD Fiscal 2005.  The decrease in YTD Fiscal 2006 net loss versus YTD Fiscal 2005 was primarily due to (i) sales volume growth, higher margin product sales and price increases taken during the prior year, offset by increases in higher raw material protein prices; (ii) a decrease in interest expense totaling $5.3 million relating to fees and write-offs incurred as a result of the repayment of existing debt in YTD Fiscal 2005 in connection with the Acquisition; (iii) a decrease of $3.3 million in selling, general and administrative expenses related to the previous shareholder’s expenses as a result of the Acquisition; (iv) start-up costs of $3.1 million incurred in YTD Fiscal 2005 associated with a National Accounts customer that were not incurred during YTD Fiscal 2006; (v) the impact of a purchase accounting adjustment to inventory in YTD Fiscal 2005 of $1.5 million as a result of the Acquisition and (vi) a decrease of $1.7 million due to non-recurring transaction fees and expenses incurred in YTD Fiscal 2005 as a result of the Acquisition.  These favorable expense variances in YTD Fiscal 2006 versus YTD Fiscal 2005 were offset by (i) an increase in amortization expense of $7.1 million related to the allocation of the Acquisition purchase price to other intangible assets in YTD Fiscal 2005; (ii) a decrease in income tax benefit of $3.1 million; (iii) an increase in distribution expenses of $1.3 million and (iv) an increase in depreciation expense related to the allocation of the Acquisition purchase price and re-valuation of property, plant and equipment in YTD Fiscal 2005 as a result of purchase accounting due to the Acquisition.

The primary materials used in the Company’s food processing operations include boneless beef, chicken, pork, flour, yeast, seasonings, cheese, breading, soy proteins, and packaging supplies.  Meat proteins are generally purchased under 7-day payment terms.  Historically, the Company has not hedged in the futures markets, and over time, raw material costs have fluctuated with movement in the relevant commodity markets.  Additionally, the Company has contracts with formulaic pricing that allow the Company to immediately pass along commodity price increases.  Net raw material protein prices increased $1.4 million for Second Quarter Fiscal 2006 compared to the same period in the prior year, which included $2.0 million related to these formulaic contracts, offset by $0.6 million raw material protein price decreases related to other non-contracted sales.  Net raw material protein prices increased $7.1 million for YTD Fiscal 2006 compared to the same period in the prior year, which included $6.3 million related to these formulaic contracts, and $0.8 million related to raw material protein price increases for other non-contracted sales.

Approximately 40.9% of total sales for Second Quarter Fiscal 2006 were protected from commodity exposure, of which 36.2% were attributable to cost-plus contracts, while the other 4.7% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.  For Second Quarter Fiscal 2005, approximately 47.4% of total sales were protected from commodity exposure, of which 44.1% were attributable to cost-plus contracts, while the other 3.3% were related to the USDA Commodity Reprocessing Program.  This decrease in insulated sales from commodity exposure is directly related to the decrease in National Accounts sales.

Approximately 42.6% of total sales for YTD Fiscal 2006 were protected from commodity exposure, of which 38.2% were attributable to cost-plus contracts, while the other 4.4% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.  For YTD Fiscal 2005, approximately 43.2% of total sales were protected from commodity exposure, of which 40.2% were attributable to cost-plus contracts, while the other 3.0% were related to the USDA Commodity Reprocessing Program.  This decrease in insulated sales from commodity exposure is directly related to the decrease in National Accounts sales.

The following table represents the (increases)/decreases in the weighted average prices the Company paid for beef, pork, chicken and cheese excluding formulation mix and contracts with formulaic pricing during the Second Quarter Fiscal 2006 compared to the Second Quarter Fiscal 2005, the Second Quarter Fiscal 2006 compared to the First Quarter of Fiscal 2006 and YTD Fiscal 2006 compared to YTD Fiscal 2005:

	(Increase)/Decrease	(Increase)/Decrease	(Increase)/Decrease
	Second Quarter	Second Quarter	YTD Fiscal
	Fiscal 2006	Fiscal 2006	2006
	Compared to	Compared to	Compared to
	Second Quarter	First Quarter	YTD Fiscal
	Fiscal 2005	Fiscal 2006	2005
Beef	(6.8)%	8.7%	(16.9)%
Pork	13.8%	9.1%	(0.4)%
Chicken	43.3%	(3.0)%	44.0%
Cheese	10.5%	2.5%	1.9%
Aggregate	9.3%	4.9%	3.2%

As previously announced, Pierre Foods, Inc. will hold a quarterly conference call to discuss Second Quarter Fiscal 2006 and YTD Fiscal 2006 results on Monday, October 17, 2005 at 10:00 a.m. EDT.  This conference call will be available via webcast on the Company’s website www.pierrefoods.com by clicking on “Pierre Foods Second Quarter Earnings Call - 2nd Quarter Webcast” link on the home page or by direct dial at (800) 289-0494.  It is recommended that access to the live web cast be established 10-15 minutes prior to the scheduled start time.  It will be recorded and available for playback beginning at 1:00 p.m. EDT on Monday, October 17, 2005 through midnight on Wednesday, October 19, 2005 by dialing 888-203-1112 or 719-457-0820.  The replay passcode is 7147534.  An archived version will be available on the Company’s website in the Investor Relations section.

Pierre Foods, Inc. is a leading manufacturer and marketer of high-quality, differentiated food solutions, focusing on pre-cooked protein products and hand-held convenience sandwiches.  Headquartered in Cincinnati, Ohio, Pierre Foods, Inc. markets its sandwiches under a number of brand names, such as Pierre™, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready® and Big AZ®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, NASCAR®, NASCAR CAFE® and Nathan’s Famous®.

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure).  “EBITDA” represents income (loss) before interest, taxes, depreciation and amortization. EBITDA and Pro Forma EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. EBITDA and pro forma EBITDA are included in this press release because they are the basis upon which the Company’s management assesses financial performance.  While EBITDA and pro forma EBITDA are frequently used as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculations.  A reconciliation of pro forma net income (loss) to pro forma EBITDA is included in this release.

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements.  These statements reflect the Company’s expectations at the time this release was issued and are not guarantees of future performance but instead involve various risks and uncertainties.  Actual events and results may differ materially from those described in the forward-looking statements.  Among the factors that could cause material differences are the ability of the Company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, chicken, pork and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports. The Company undertakes no obligation to update or revise any forward-looking statement.

The Company continuously evaluates contingencies based upon the best available information.  The Company believes it has recorded appropriate liabilities to the extent necessary in cases where the outcome of such liabilities is considered probable and reasonably estimable, and that its assessment of contingencies is reasonable.  To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited accordingly.

As part of its ongoing operations in the food manufacturing industry, the Company is subject to extensive federal, state, and local regulations and its food processing facilities and food products are subject to frequent inspection, audits, and inquiries by the United States Department of Agriculture, the Food and Drug Administration and various local health and agricultural agencies and by federal, state and local agencies responsible for the enforcement of environmental laws and regulations.  The Company is also involved in various legal actions arising in the normal course of business.  These matters are continuously being evaluated and, in some cases, are being contested by the Company and the outcome is not predictable. Consequently, an estimate of the possible loss or range of loss associated with these actions cannot be made.  Although occasional adverse outcomes (or settlements) may occur and could possibly have an adverse effect on the results of operations in any one accounting period, the Company believes that the final disposition of such matters will not have a material adverse affect on the Company’s consolidated financial position.

PIERRE FOODS, INC.

CONDENSED STATEMENTS OF OPERATIONS

Unaudited

(in thousands)

		Predecessor Pierre
		and
		Successor Pierre
	Successor Pierre	Combined
	Second Quarter	Second Quarter
	Fiscal 2006	Fiscal 2005

Sales	$99,180	$98,974
Cost of goods sold	73,791	79,412
Selling, general and administrative expenses	16,165	17,163
Depreciation and amortization	7,586	6,333
Interest expense	5,479	10,783
Other income, net	8	2
Loss before taxes	(3,833)	(14,715)
Income tax benefit	2,278	4,852
Net loss	$(1,555)	$(9,863)

PIERRE FOODS, INC.

CONDENSED STATEMENTS OF OPERATIONS

Unaudited

(in thousands)

		Predecessor Pierre
		and
		Successor Pierre
	Successor Pierre	Combined
	YTD Fiscal 2006	YTD Fiscal 2005

Sales	$206,915	$190,988
Cost of goods sold	152,132	146,458
Selling, general and administrative expenses	33,203	36,002
Depreciation and amortization	15,487	7,518
Interest expense	10,951	15,566
Other income, net	35	2
Loss on disposition of property, plant & equipment	—	340
Loss before taxes	(4,823)	(14,894)
Income tax benefit	2,656	4,911
Net loss	$(2,167)	$(9,983)

Note that the Company’s Second Quarter Fiscal 2005 and YTD Fiscal 2005 results reflect restated results for the Successor Pierre period from July 1, 2004 through September 4, 2004. This restatement results from a review of depreciation and deferred tax accounts as established in connection with the Acquisition.  The effect of the restatement for both Second Quarter Fiscal 2005 and YTD Fiscal 2005 was an increase in net loss of approximately $270.

The following supplemental pro forma financial information is provided to present the Company’s Second Quarter Fiscal 2005 and YTD Fiscal 2005 results on a comparable basis to the Company’s current year results.  The unaudited pro forma consolidated financial data set forth below was derived from the application of pro forma adjustments to the Company’s historical financial statements.  We provide the unaudited pro forma financial data for informational purposes only. The unaudited pro forma consolidated financial data do not purport to represent what the Company’s results of operations would have been if these transactions had occurred as of the dates indicated, nor are they indicative of results for any future periods. The adjustments to the unaudited pro forma consolidated statements of operations are based upon available information and certain assumptions that the Company believes are reasonable. You should read the unaudited pro forma consolidated financial data and the accompanying notes in conjunction with the Company’s historical financial statements and the accompanying notes thereto included in the Company’s SEC filings.

PIERRE FOODS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Second Quarter Fiscal 2005

(in thousands)

		Acquisition
	Historical	Adjustments		Pro Forma

Sales	$98,974	$—		$98,974
Cost of goods sold	79,412	—		79,412
Selling, general and administrative expenses	17,163	(1,002	)(a)	16,161
Depreciation and amortization	6,333	2,126	(b)	8,459
Interest expense	10,783	(357	)(c)	10,426
Other income, net	2	—		2
Income (loss) before taxes	(14,715)	(767)		(15,482)
Income tax benefit	4,852	252	(d)	5,104
Net loss	$(9,863)	$(515)		$(10,378)

The unaudited pro forma consolidated financial statements for the Second Quarter Fiscal 2005 presented above give effect to the following adjustments (dollars in thousands):

(a)          To reflect the elimination of (1) $59 of selling, general and administrative expenses relating to Compass Outfitters, which was retained by the selling shareholders; (2) $297 of compensation expense for the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (3) $275 of travel and entertainment expenses incurred by the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (4) $377 related to the leasing of an aircraft from Columbia Hill Aviation, LLC, which was formerly a subsidiary of PF Management, the shareholder of the Company, which was retained by the selling shareholders; (5) $31 of rent expense, maintenance and other occupancy costs associated with the lease of an office building from a related party, which lease was terminated in connection with the Acquisition; and (6) the addition of $37 of compensation expense related to the new deferred compensation plan established in connection with the Acquisition.

(b)         To reflect (1) the elimination of depreciation expense of $17 related to Compass Outfitters, which was retained by the selling shareholders; (2) the elimination of depreciation expense of $69 related to other assets, primarily office furniture, fixtures and computers, that were distributed to the selling shareholders in connection with the Acquisition and (3) the increase in depreciation of $189 and amortization of $2,023 due to the preliminary purchase price allocation.

(c)          To reflect the adjustments to interest expense as a result of (1) the increase in annual interest expense associated with $150,000 of variable rate debt under the term loan facility portion of the Company’s new senior credit facility; (2) the increase in annual interest expense associated with the issuance of $125,000 of Senior Subordinated Notes; (3) the elimination of interest expense of $1,731 associated with the Company’s indebtedness (including the amortization of related deferred financing fees); and (4) the amortization of deferred financing fees of $88 associated with the Company’s new senior credit facility and the Senior Subordinated Notes.

(d)         To reflect the tax effect of the pro forma adjustments related to the Acquisition, resulting in a cumulative combined federal, state and foreign statutory tax rate of 33.0%.

PIERRE FOODS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YTD Fiscal 2005

(in thousands)

		Acquisition
	Historical	Adjustments		Pro Forma

Sales	$190,988	$(9	)(a)	$190,979
Cost of goods sold	146,458	—		146,458
Selling, general and administrative expenses	36,002	(3,105	)(b)	32,897
Depreciation and amortization	7,518	8,402	(c)	15,920
Interest expense	15,566	(227	)(d)	15,339
Other income, net	2	—		2
Loss on disposition of property, plant and equipment	340	—		340
Income (loss) before taxes	(14,894)	(5,079)		(19,973)
Income tax benefit	4,911	1,872	(e)	6,783
Net loss	$(9,983)	$(3,207)		$(13,190)

The unaudited pro forma consolidated financial statements for the period of March 7, 2004 to September 4, 2004 presented above give effect to the following adjustments (dollars in thousands):

(a)          To reflect the elimination of revenues related to the operations of Compass Outfitters, which was retained by the selling shareholders.

(b)         To reflect the elimination of (1) $138 of selling, general and administrative expenses relating to Compass Outfitters, which was retained by the selling shareholders; (2) $1,223 of compensation expense for the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (3) $1,009 of travel and entertainment expenses incurred by the selling shareholders and other personnel who were terminated in connection with the Acquisition and will not be replaced; (4) $719 related to the leasing of an aircraft from Columbia Hill Aviation, LLC, which was formerly a subsidiary of PF Management, which was retained by the selling shareholders; (5) $175 of rent expense, maintenance and other occupancy costs associated with the lease of an office building from a related party, which lease was terminated in connection with the Acquisition; and (6) the addition of $159 of compensation expense related to the new deferred compensation plan established in connection with the Acquisition.

(c)          To reflect (1) the $83 decrease in annual depreciation expense related to the aircraft retained by the selling shareholders; (2) the elimination of depreciation expense of $66 related to Compass Outfitters, which was retained by the selling shareholders; (3) the elimination of depreciation expense of $154 related to other assets, primarily office furniture, fixtures and computers, that were distributed to the selling shareholders in connection with the Acquisition and (4) the increase in depreciation of $565 and amortization of $8,141 due to the preliminary purchase price allocation.

(d)         To reflect the adjustments to interest expense as a result of (1) the increase in annual interest expense associated with $150,000 of variable rate debt under the term loan facility portion of the Company’s new senior credit facility; (2) the increase in annual interest expense associated with the issuance of $125,000 of Senior Subordinated Notes; (3) the elimination of interest expense of $6,540 associated with the Company’s indebtedness (including the amortization of related deferred financing fees); and (4) the amortization of deferred financing fees of $375 associated with the Company’s new senior credit facility and the Senior Subordinated Notes.

(e)          To reflect the tax effect of the pro forma adjustments related to the Acquisition, resulting in a cumulative combined federal, state and foreign statutory tax rate of 37.4%.

The following table provides a reconciliation from pro forma net income (loss) to pro forma EBITDA:

	YTD Fiscal 2006	YTD Fiscal 2005	Second Quarter Fiscal 2006	Second Quarter Fiscal 2005
Pro Forma net loss	$(2,167)	$(13,190)	$(1,555)	$(10,378)
Income tax benefit	(2,656)	(6,783)	(2,278)	(5,104)
Interest expense	10,951	15,339	5,479	10,426
Depreciation and amortization	15,487	15,920	7,586	8,459
Pro Forma EBITDA	$21,615	$11,286	$9,232	$3,403

The pro forma operating results for Second Quarter Fiscal 2005 have not been adjusted for the following expenses that the Company does not expect to incur in the future.  Excluding these expenses, pro forma EBITDA for YTD Fiscal 2006, YTD Fiscal 2005, Second Quarter Fiscal 2006 and Second Quarter Fiscal 2005 would have been $21,858, $18,208, $9,354 and $7,677, respectively.

	YTD Fiscal 2006	YTD Fiscal 2005	Second Quarter Fiscal 2006	Second Quarter Fiscal 2005
Pro Forma EBITDA	$21,615	$11,286	$9,232	$3,403
Professional Fees (a)	—	2,592	—	336
Board of directors expenses (b)	—	90	—	30
Community relations and other (c)	—	620	—	203
Previous shareholders’ transaction fees (d)	—	1,737	—	1,738
Endorsement termination (e)	—	318	—	318
Purchase accounting adjustment (f)	—	1,501	—	1,501
Other Acquisition expenses (g)	—	64	—	26
Non-cash compensation expense (h)	243	243	122	122
Total	243	7,165	122	4,274
EBITDA, as further adjusted	$21,858	$18,451	$9,354	$7,677

(a)          These professional fees primarily are related to the Acquisition.

(b)         The previous shareholders’ expenses relate to outside board of director fees of $90.  The Company does not intend to pay director fees.

(c)          These fees also include community relations and other items including contributions made to the former shareholder’s alma mater and expenses associated with the termination of the previous Chief Financial Officer.

(d)         The previous shareholders’ transaction fees include legal, accounting, tax consulting, and advisory fees related to the Acquisition.

(e)          The endorsement termination relates to the contract between the Company and Crawford Race Cars, LLC that resulted from the Acquisition.

(f)            The purchase accounting adjustment represents the step-up in basis of inventory as a result of the acquisition and corresponding increase in cost of goods sold in the subsequent period.

(g)         Other includes employee travel and expenses incurred in connection with the financing of the Acquisition.

(h)         Represents non-cash compensation expense attributable to the accretion of dividends on the preferred stock of Pierre Holding Corp. held in a rabbi trust to fund PF Management’s obligations under a deferred compensation plan, which was established in connection with the Acquisition.

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 3, 2005 and March 5, 2005

(in thousands)

	Successor Pierre
	September 3, 2005	March 5, 2005
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$—	$—
Accounts receivable, net	30,466	29,547
Inventories	49,795	45,448
Refundable income taxes	2,229	2,907
Deferred income taxes	5,764	5,764
Prepaid expenses and other current assets	4,071	2,955

Total current assets	92,325	86,621

PROPERTY, PLANT AND EQUIPMENT, NET	56,472	56,285

OTHER ASSETS:
Other intangibles, net	146,534	158,223
Goodwill	186,435	186,535
Deferred loan origination fees, net	8,228	8,924
Other		—

Total other assets	341,296	353,682

Total Assets	$490,094	$496,588

CURRENT LIABILITIES:
Current installments of long-term debt	$302	$422
Trade accounts payable	9,737	11,172
Accrued interest	1,850	1,832
Accrued payroll and payroll taxes	6,065	4,663
Accrued promotions	3,810	3,499
Accrued taxes (other than income and payroll)	1,035	950
Other accrued liabilities	1,496	1,421

Total current liabilities	24,295	23,959

LONG-TERM DEBT, less current installments	260,414	263,159

DEFERRED INCOME TAXES	52,138	52,930

OTHER LONG-TERM LIABILITIES	9,476	10,517

SHAREHOLDER’S EQUITY:
Common stock — Class A, 100,000 shares authorized, issued and outstanding at September 3, 2005 and March 5, 2005	150,268	150,352
Retained deficit	(6,496)	(4,329)

Total shareholder’s equity	143,771	146,023

Total Liabilities and Shareholder’s Equity	$490,094	$496,588

PIERRE FOODS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Twenty-Six Weeks Ended September 3, 2005 and September 4, 2004

(in thousands)

	YTD Fiscal 2006	YTD Fiscal 2005
	(Unaudited)

Net cash provided by (used in) operating activities	$6,983	$(7,026)
Net cash used in investing activities (a)	(3,985)	(2,540)
Net cash provided by (used in) financing activities	(2,998)	9,361
Net increase (decrease) in cash and cash equivalents	—	(205)
Cash and cash equivalents, beginning of the period	—	205
Cash and cash equivalents, end of period	$—	$—

(a)          Includes capital expenditures totaling $3,985 and $2,539 for YTD Fiscal 2006 and YTD Fiscal 2005, respectively.